Exhibit 3.1

STATE OF DELAWARE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

ELITE EXPRESS HOLDING INC.

Elite Express Holding Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify as follows:

First: The date of filing of the Corporation’s original Certificate of Incorporation with the Delaware Secretary of State was April 3, 2024.

Second: Pursuant to Sections 242 and 245 of the DGCL, this Amended and Restated Certificate of Incorporation (the “Restated Certificate”) restates and amends the provisions of the original Certificate of Incorporation filed on April 3, 2024.

Third: That resolutions were duly adopted by the Corporation’s board of directors (the “Board of Directors”) pursuant to the Board of Directors’ written consent dated December 19, 2024, setting forth the Restated Certificate, declaring said amendment and restatement to be advisable and recommended for approval by the stockholders of the Corporation.

Fourth: The Restated Certificate has been duly approved and adopted by the stockholders of the Corporation in accordance with Sections 242 and 245 of the DGCL.

Fifth: The Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

1.	The name of the Corporation is Elite Express Holding Inc.

2.	The Registered Office of the Corporation in the State of Delaware is located at 251 Little Falls Drive, in the City of Wilmington, County of New Castle County, Zip Code 19808. The name of the Registered Agent at such address upon whom process against this Corporation may be served is Corporation Service Company.

3.	The purpose of the Corporation is to engage in any lawful act or activity for which Corporations may be organized under the DGCL.

4.	At 12:00 AM, Eastern Time, on December 23, 2024 (the “Effective Date”), each share of Class A Common Stock issued and outstanding immediately prior to the Effective Date will be automatically combined and converted into that fraction of a share of Class A Common Stock (as defined below) of the Corporation as has been determined by the Board of Directors in its sole discretion at a ratio of one-for-six shares of Class A Common Stock, and each share of Class B Common Stock issued and outstanding immediately prior to the Effective Date will be automatically combined and converted into that fraction of a share of Class B Common Stock of the Corporation as has been determined by the Board of Directors in its sole discretion at a ratio of one-for-six shares of Class B Common Stock (collectively, the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. To the extent that any stockholder shall be deemed after the Effective Date as a result of this Restated Certificate to own a fractional share of Class A Common Stock or Class B Common Stock, such fractional share resulting from the Reverse Stock Split shall be rounded up to the nearest whole share. All numbers of shares and all amounts stated on a per share basis contained in this Restated Certificate are stated after giving effect to the Reverse Stock Split, and no further adjustment shall be made as a consequence of the Reverse Stock Split.

5.	The total amount of stock the Corporation is authorized to issue is 1,005,000,000 shares with a par value of $0.000001 per share, of which 1,000,000,000 shall be designated as common stock (the “Common Stock”), and 5,000,000 shall be designated as preferred stock (the “Preferred Stock”).

a.	Common Stock. The Corporation is authorized to issue two classes of Common Stock, to be designated, respectively, 900,000,000 shares of Class A Common Stock, and 100,000,000 shares of Class B Common Stock. Class A Common Stock shall have a voting right of one (1) vote per share, and Class B Common Stock shall have a voting right of fifteen (15) votes per share. The shares of Class A Common Stock are not convertible into shares of any other class. The shares of Class B Common Stock are convertible into shares of Class A Common Stock at any time after issuance at the option of the holder on a one-to-one basis. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any classes, the number of which was fixed by it, subsequent to the issuance of share of such classes then outstanding.

b.	Preferred Stock. The Corporation shall have the authority to issue Preferred Stock as long as is deemed necessary. The Board of Directors is authorized to establish series of Preferred Stock and to fix, in the manner and to the full extent provided and permitted by law, the rights, preferences and limitations of each series of the Preferred Stock and the relative rights, preferences and limitations between or among such series including, but not limited to:

i.	the designation of each series and the number of shares that shall constitute the series;

ii.	the rate of dividends, if any, payable on the shares of each series, the time and manner of payment and whether or not such dividends shall be cumulative;

iii.	whether shares of each series may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

iv.	sinking fund provisions, if any, for the redemption or purchase of shares of each series which is redeemable;

v.	the amount, if any, payable upon shares of each series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the manner and preference of such payment; and

vi.	the voting rights, if any, in the shares of each series and any conditions upon the exercising of such rights.

6.	The power to make, alter, or repeal the bylaws, and to adopt any new bylaw, shall be conferred upon the Board of Directors, to the extent permissible under the DGCL, as amended, and other applicable laws and regulations.

7.	To the fullest extent that the DGCL, as it exists on the date hereof or as it may hereafter be amended, and other applicable laws and regulations, permit the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law: (1) for any breach of the directors’ duty of loyalty to the Corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under the DGCL; or (4) for any transaction from which the director derived any improper personal benefit. Neither the amendment nor repeal of this article, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this article, shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or adoption of an inconsistent provision.

8.	The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same many be amended and supplemented, and other applicable laws and regulations, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The Corporation shall advance expenses to the fullest extent permitted by said section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate to be signed by its officer thereunto duly authorized on this 19th day of December 2024.

Signature:

/s/ Shenrui Yin

Shenrui Yin, President and Chief Executive Officer